Shareholder Information Agreement

(Under Rule 22c-2(a) (2) of the Investment Company Act of 1940)

This Agreement is effective as of the 16th day of April, 2007, by and between OppenheimerFunds Services (“OFS”), a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc. (“Distributor”) and referred together with OFS as “Oppenheimer”, and Mutual of America Life Insurance Company as parties to the Intermediary Agreement (the “Agreement”).

Shareholder Information

1. Agreement to Provide Information. Beginning no later than October 16, 2007 or such earlier time as Intermediary can systematically comply with Rule 22c-2, Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”) the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issues identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

1.1	Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.2	Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Intermediary’s books and records, Intermediary agrees to: (i) provide or arrange to provide to the fund the requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act. The Fund will endeavor not to make requests that are unduly broad or burdensome, however the Fund retains the right to request any information that it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of outstanding shares issued by the Fund.

1.3	Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws.

2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict further purchases or exchanges of Shares by accepting purchase or exchange requests only via U.S. first class mail from any Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are affected directly or indirectly through Intermediary. Instructions will be transmitted to Intermediary through a mutually agreed upon format.

2.1	Form of lnstructions. Instructions must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates including how long the restriction(s) is (are) to remain in place. Upon request of Intermediary the Fund agrees to provide Intermediary along with written instructions to restrict purchases, a brief explanation of the Fund policy violated that may be forwarded to the Shareholder.

2.2	Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

2.3	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3. Definitions. For purposes of this Agreement:

3.1	The term “Fund” includes the fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940. *

3.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

3.3	The term “Shareholder” means the holder of interests in a variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

3.4	The term “written” includes electronic writings and facsimile transmissions.

3.5	The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (iii) one-time step-up in Contract value pursuant to a Contract death benefit or living benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a free look period required under state law.

3.6	The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

4. Termination. This agreement will terminate upon Intermediary ceasing to be a financial intermediary with respect to the Fund under Rule 22c-2 of the Investment Company Act of 1940. In addition, Intermediary may terminate this Agreement upon receipt by the Fund of prior written notice. Should Intermediary terminate this Agreement then, to the extent that the Fund determines that Intermediary is a financial intermediary under rule 22c-2, the Fund will treat Intermediary as a financial intermediary that lacks a shareholder information agreement with the Fund pursuant to Rule 22c-2.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

Mutual of America Life Insurance Company

By:
Name: John R. Greed
Title:	Senior Executive Vice President and Treasurer
Date:	4/16/07

OPPENHEIMERFUNDS SERVICES (a division of OppenheimerFunds, Inc.)

By:
Susan Cornwell
Senior Vice President
Date:

OPPENHEIMERFUNDS DISTRIBUTOR, INC.

By:
Richard Knott
President
Date:	4/17/07

*	As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.